Exhibit 10.18

FIRST AMENDMENT TO

AMENDED AND RESTATED

CHICOPEE SAVINGS BANK

THREE-YEAR EMPLOYMENT AGREEMENT

First Amendment, dated as of December 31, 2008 (the “Amendment”), to the Amended and Restated Employment Agreement, effective as of July 19, 2006, and subsequently amended and restated effective as of November 20, 2008 (as amended, the “Agreement”), by and between Chicopee Savings Bank (the “Bank”) and W. Guy Ormsby (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to Section 21 of the Agreement, the parties to the Agreement desire to amend the Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Executive hereby agree as follows:

Section 1. Amendment to Section 11(c)(i) of the Agreement. Section 11(c)(i) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(i) The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability. For purposes of this Agreement, “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.”

Section 2. Successors. This Amendment shall be binding upon, and inure to the benefit of, the Executive, the Bank and their respective successors and assigns.

Section 3. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 4. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

Section 6. Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Section 409A of the Code.

IN WITNESS WHEREOF, the Bank and the Executive have duly executed this Amendment as of the day and year first written above.

CHICOPEE SAVINGS BANK

By:	/s/ William J. Wagner
Name:	William J. Wagner
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ W. Guy Ormsby
W. Guy Ormsby

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